Exhibit (e)(18)

Memo of Understanding

Anthony L. Otten

4821 Woodway Lane, NW
Washington, DC 20016

Dear Tony:

We would like to offer you a consulting arrangement with VERSAR, INC. (the “Company”) to become effective upon your termination of the employment with the Company (“Effective Date”), pursuant to the terms and conditions of this letter (the “MOU”). The terms of this MOU will be memorialized into a definitive consulting agreement between you and the Company on the Effective Date, which will include customary restrictions related to non disparagement, non-solicitation and non-competition provisions and outline the Company’s right to terminate the payments thereunder in the event you breach any restrictive covenant, are terminated for Cause, upon your termination or death, with the understanding that if the Company terminates this arrangement for any other reason, the full consideration will be due to you and paid in accordance with this MOU. This MOU is contingent upon the closing of a transaction pursuant to which Kingswood Capital Management, LLC or its affiliates (“Buyer”) acquires the Company (the “Transaction”).

1.                                      Consulting Period. You will agree to perform the services described below for a period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Term”).

2.                                     Services. During the Term, you will agree to perform such consulting services consistent with your expertise, skills and experience with the Company (the “Services”), as may reasonably be requested by the Company. In addition, you agree to make yourself generally available for telephone calls and to sign documents, as reasonably requested by the Company.

3.                                     Consideration.

(a)                                Compensation. In exchange for the Services, Company will pay the amount of $484,375 in the aggregate over the 48 month period as set forth and in accordance with Exhibit A attached hereto and incorporated by reference.

(b)                                  Reimbursement. The Company will agree to reimburse you for all reasonable, ordinary, and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties under this MOU in accordance with Company policy.

4.                                       Independent Contractor. The parties intend and agree that you (a) are acting and will act as an independent contractor, (b) shall not be deemed an employee or agent of the Company for any purpose whatsoever in performance of Services under this MOU, and (c) shall have no right or authority to make or undertake any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of, or on behalf of the Company except to the extent specifically authorized in writing by the Company’s President. Without limiting the foregoing, except as specifically provided in this MOU, you shall not be eligible for any Company benefits including, but not limited to, insurance programs, fringe benefits, vacation pay and personal time.

5.                                     General Provisions.

(a)                                 No Strict Construction. The language used in this MOU shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b)                                 Headings. The section headings contained in this MOU are inserted for convenience only and will not affect in any way the meaning or interpretation of this MOU.

(c)                                  Counterparts; Delivery of Signature Pages. This MOU may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission or electronic transmission shall constitute effective and binding execution and delivery of this MOU.

[signature page follows]

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If this memorandum correctly expresses our mutual understanding, please sign and date a copy of this letter and return it to us.

Very truly yours,

VERSAR, INC.

By:	/s/ James D. Villa
Name: James D. Villa
Title: Senior VP and General Counsel

The terms of this letter are accepted and agreed to on September 22, 2017

/s/ Anthony L. Otten
Anthony L. Otten

Exhibit A

Month 1	10,416.67

Month 2	10,416.67

Month 3	10,416.67

Month 4	10,416.67

Month 5	10,416.67

Month 6	10,416.67

Month 7	10,416.67

Month 8	10,416.67

Month 9	10,416.67

Month 10	10,416.67

Month 11	10,416.67

Month 12	10,416.67

Month 13

Month 14

Month 15

Month 16

Month 17

Month 18

Month 19

Month 20

Month 21

Month 22

Month 23

Month 24

Month 25

Month 26	15,625.00

Month 27	15,625.00

Month 28	15,625.00

Month 29	15,625.00

Month 30	15,625.00

Month 31	15,625.00

Month 32	15,625.00

Month 33	15,625.00

Month 34	15,625.00

Month 35	15,625.00

Month 36	15,625.00

Month 37	15,625.00

Month 38	15,625.00

Month 39	15,625.00

Month 40	15,625.00

Month 41	15,625.00

Month 42	15,625.00

Month 43	15,625.00

Month 44	15,625.00

Month 45	15,625.00

Month46	15,625.00

Month47	15,625.00

Month48	15,625.00

Total	484,375.00

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